As Filed with the Securities and Exchange Commission on  March 20 , 2014 Registration No.   333-190941

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 7

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GEO JS TECH GROUP CORP.
(Exact name of registrant as specified in its charter)

Texas	1011	27-2359458
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6360 Corporate Drive, Houston, Texas 77036
(347-341-0731)
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Jimmy Yee
c/o GEO JS Tech Group Corp.
6360 Corporate Drive, Houston, Texas 77036
(347-341-0731)
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

 Copy to:
Leonard E. Neilson, Esq.
Leonard E. Neilson, P.C.
8160 South Highland Drive, Suite 104
Sandy, Utah 84093
Phone: (801) 733-0800
Fax: (801) 733-0808

Approximate date of commencement of proposed sale to the public: As promptly as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delay or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[ X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common stock	57,930,000	$0.10	(2)	$5,793,000	(2)	$790.17	(3)

(1)
We are registering the resale by selling stockholders of 57,930,000 shares of common stock that we have previously issued.  In accordance with Rule 416 under the Securities Act of 1933, as amended, common stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act and based on the most recent closing price.

(3)	Registration fee of $790.17 was paid when Form S-1 registration statement was filed on August 30, 2013.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 7 to the Registration Statement on Form S-1 (Commission File No. 333-190941) is being filed for the sole purpose of re-filing Exhibit 10.8 to include attachments. No changes or additions are being made hereby to the Prospectus constituting Part I of the Registration Statement (not included herein) or to Part II of the Registration Statement.

GEO JS Tech Group Corp.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                      Other Expenses of Issuance and Distribution

The estimated expenses of the offering, all of which are to be paid by us, are as follows:

Filing fee under the Securities Act of 1933	$800
Accountants’ fees and expenses	15,000
Legal fees and related expenses	25,000
Blue Sky fees and expenses	1,000
Printing and Edgar expenses	5,000
Transfer agent fees	1,000
Miscellaneous	5,000
Total	$52,800

Item 14.                      Indemnification of Directors and Officers

Under the provisions of Chapter 8 of the Texas Business Organizations Code (the “TBOC”), the Company may indemnify its directors, officers, employees and agents and maintain liability insurance for those persons. Section 8.101 of the TBOC provides that a corporation may indemnify a governing person, or delegate, who was, is or is threatened to be made a named defendant or respondent in a proceeding if it is determined that the person: (i) conducted himself in good faith; (ii) reasonably believed that (a) in the case of conduct in his official capacity that his conduct was in the corporation’s best interest and (b) in all other cases, that his conduct was at least not opposed to the corporation’s best interest; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. However, if the person is found liable to the corporation, or if the person is found liable on the basis that he received an improper personal benefit, indemnification under Texas law is limited to the reimbursement of reasonable expenses actually incurred by the person in connection with the proceedings and does not include a judgment, penalty, fine, and an excise or similar tax.  No indemnification will be available if the person is found liable for willful or intentional misconduct, breach of the person’s duty of loyalty, or an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation. Under Texas law, indemnification by the corporation is mandatory if the person is wholly successful on the merits or otherwise, in the defense of the proceeding.

Pursuant to Article VII of the Company’s Amended Bylaws, the Company has the full power to indemnify and advance or reimburse expenses pursuant to the provisions of the Texas Business Organizations Code to any person:  (i) who is or was a director of the Company; (2) who, while a director, is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, employee benefit plan, other enterprise, or other entity; (iii) who is or was an officer of the Company; (iv) who is or was an employee of the Company; (v) who is or was an agent of the Company; and (vi) who is not or was not an officer, employee, or agent of the Company, but who is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, employee benefit plan, other enterprise, or other entity.

The Company also may purchase and maintain insurance or other arrangement on behalf of any person who is or was a director, officer, employee or agent of the Company, or who is or was serving at the request of the Company in a like capacity as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar position of another foreign or domestic corporation or other entity, against any liability asserted against and incurred by him or her in such a capacity, or arising out of his or her status as such a person, whether or not the Company would have the power to indemnify him or her against that liability.

The foregoing indemnification right shall not be exclusive of any other right which an indemnified person may have or hereafter acquire by statute, certificate of formation, bylaws, agreement, vote of stockholder or other means.

Item 15.                      Recent Sales of Unregistered Securities

From May 7, 2010 to February 28, 2011, the Company sold for cash an aggregate of 85,000,000 shares of common stock to a total of nine persons for price ranging from $0.015 to $0.10 per share.

On May 18, 2013, the Company issued an aggregate of 90,000,000 shares of common stock to 15 persons in exchange for certain assets and property located in Mexico pursuant to two joint ventures.  In consideration for the shares, the Company received a 50% mining title right concession in three properties, PILLIPAO 1, PILLIPAO 2 and Marias, with an option to acquire all other assets related to the joint ventures by November 20, 2017.   The shares were valued at $0.0105 per share.

During the three-month period ended June 30, 2013, the company issued an aggregate of 17,000,000 shares of common stock to a total of eight persons in consideration for services rendered to the Company. The shares were valued at $0.10 per share.

All of the above shares were issued in private transactions to persons familiar with the Company’s business pursuant to exemptions from registration provided by Section 4(2) (now Section 4(a)(2)) of the Securities Act of 1933.  The Company believed that persons acquiring these securities had direct contact with the Company and its management and/or possessed adequate information concerning the Company and the requisite level of knowledge and sophistication to evaluate the merits of the company.  No form of solicitation document was used in the issuance of the securities. The shares of common stock are considered restricted securities and certificates representing the shares must contain a legend restricting further transfer unless the shares are first registered or qualify for an exemption.

From October 18, 2012 to January 31, 2013, the Company sold an aggregate of 12,980,000 shares to a total of 45 persons in a private offering pursuant to exemptions from registration by Sections 4(2) and 4(5) of the Securities Act of 1933 and Rule 506 promulgated under that Act.  The shares were sold for the cash price of $0.10 per share for a total of $1,298,000.  The offering was made pursuant to a Confidential Offering Memorandum to accredited investors only.

The securities sold pursuant to the private offering were issued in a private transaction pursuant to a Confidential Offering Memorandum that provided prospective investors with necessary business information about the company.  The offering was made in reliance on an exemption from registration with the Securities and Exchange Commission provided by Sections 4(2) (now Section 4(a)(2)) and 4(5) of the Securities Act of 1933 and/or Rule 506 promulgated thereunder. The Company believes that persons acquiring the securities set forth above, received a copy of the Confidential Offering Memorandum and/or possessed adequate information concerning the company and the requisite level of knowledge and sophistication to evaluate the merits of the company.  The shares of common stock issued pursuant to the offering are considered restricted securities and certificates representing the shares must contain a legend restricting further transfer unless the shares are first registered or qualify for an appropriate exemption.

Item 16.                      Exhibits and Financial Statement Schedules

(a)  The following exhibits are filed with this Registration Statement:

Exhibit No.	Exhibit Description
3.1(2)	Certificate of Formation (Texas)
3.2(2)	Certificate of Amendment
3.3(1)	Bylaws
4.1(2)	Instrument defining security holder rights – Specimen Stock Certificate
5.1 (4)	Opinion of Leonard E. Neilson, Attorney at Law, regarding legality of securities being registered
10.1(1)	Joint Venture Agreement with Groupo Santander SA DE CV dated November 20, 2012
10.2(1)	Joint Venture Agreement with Geo Iron Resource DE CV dated November 28, 2012
10.3(2)	General Contract for Service Agreement with Geo Tech S.A. DE CV dated May 7, 2012
10.4(3)	Contract with Geo Iron Resource for Transfer of Rights to Marias (Full Translation)
10.5(3)	Contract for Transfer of Rights to PILLPAO 1 (Full Translation)
10.6(3)	Contract for Transfer of Rights to PILLPAO 2 (Full Translation)
10.7(3)	Attestation of Translator
10.8	EL Sara Joint Venture Agreement with Canaan Mining Ca., Ltd. and Luis Adolfo Barbosa Cordova including Modification Agreement for Joint Venture
23.1 (4)	Consent of Albert Wong & Co., LLP, Independent Certified Public Accountants
23.2 (4)	Consent of Leonard E. Neilson, Attorney at Law (Included as part of Exhibit 5.1)

(1)	Previously filed as exhibit to Form S-1 registration statement on August 30, 2013.
(2)	Previously filed as exhibit to Amendment No. 2 to Form S-1 registration statement on November 19, 2013.
(3)	Previously filed as exhibit to Amendment No. 5 to Form S-1 registration statement on February 18, 2014.
(4)	Previously filed as exhibit to Amendment No. 6 to Form S-1 registration statement on March 7, 2014.

Item 17.                      Undertakings

We hereby undertake:

1.      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)     To include any additional or changed material information on the plan of distribution.

2.      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

3.      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference  into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on this 20th day of March 2014.

GEO Tech JS Group Corp.
(Registrant)

/S/ Jimmy Yee
Jimmy Yee
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/S/ Jimmy Yee	Chief Financial Officer and Director	March 20, 2014
Jimmy Yee	(Principal Accounting Officer)

/S/ Edward Mui	Chief Executive Officer and Director	March 20, 2014
Edward Mui	(Principal Executive Officer)

/S/ Huang Yi-Lun Kao	Secretary and Director	March 20, 2014
Huang Yi-Lun Kao